Exhibit 4.16

Working Capital Loan Agreement

(2024 Edition)

Special Note: This Agreement is entered into by the Lender and the Borrower on the basis of equality, voluntariness, and lawful negotiation. All terms and conditions herein represent the true intention of both parties. To protect the Borrower’s legitimate rights and interests, the Lender hereby reminds the Borrower to pay full attention to all clauses regarding the rights and obligations of both parties, particularly those in bold.

Lender: Industrial and Commercial Bank of China Limited [Xinyu High-Tech Sub-branch]

Authorized Representative: [Peng Lijuan]

Contact Person: [Peng Lijuan]

Address: [Room 201-1, Gangcheng·Biguahuayuan, No. 3189 Yudong Avenue, Xinyu City, Jiangxi Province]

Postal Code: [338000]

Tel: [0790-6461234]

Fax:

Email:

Borrower: [Jiangxi Yibo Electronics Technology Co., Ltd.]

Legal Representative: [Gu Weidong]

Contact Person: [Yang Yuan]

Mobile: [18379006818]

Address: [Inside Ebet Industrial Park, No. 756 Photovoltaic Road, High-Tech Development Zone, Xinyu City, Jiangxi Province]

Postal Code: [338000]

Tel: [18379006818]

Fax:

Email:

[The Borrower must ensure the above information is accurate and complete to guarantee the timely delivery of subsequent notices and legal documents.]{.underline}

The Borrower and the Lender, through equal consultation, have reached an agreement on the loan to be extended by the Lender to the Borrower and hereby enter into this Agreement.

Part I: Basic Terms

Article 1: Purpose of the Loan

The loan under this Agreement shall be used exclusively for the following purpose. Without the Lender’s prior written consent, the Borrower shall not divert the loan for other purposes. The Lender reserves the right to supervise the use of the funds.

Purpose of the Loan: [Payment for goods]{.underline}

Article 2: Loan Amount and Term

2.1 The loan under this Agreement shall be denominated in [RMB], with an amount of [30,000,000.00] (in words: [Thirty Million Yuan Only]) (in case of discrepancy between the numeric and written amounts, the written amount shall prevail).

2.2 The loan term shall be determined by the following option [1] (1/2):

(1) The loan term under this Agreement shall be [12 months], commencing from the actual draw down date (for multiple draw downs, the term shall commence from the first draw down date).

(2) The loan term under this Agreement shall commence on [DD/MM/YYYY] and end on [DD/MM/YYYY].

2.3 For each draw down, the draw down date shall be the date on which the loan funds are actually credited to the disbursement account, and the maturity date shall be the repayment date specified in the loan note (for installment repayments, the maturity date shall be determined in accordance with the repayment schedule agreed herein or separately by both parties). In no event shall the repayment date of any draw down exceed the loan term specified herein.

Article 3: Interest Rate, Interest, and Fees

3.1 [Determination of RMB Loan Interest Rate]

The interest rate for RMB loans shall be determined as follows:

The interest rate for each loan shall be determined by adding a spread to the pricing benchmark, where the pricing benchmark is the [1-year]{.underline} Loan Prime Rate (LPR) published by the National Interbank Funding Center on the business day preceding the [draw down date]{.underline} (draw down date/effective date of this Agreement) (the first interest rate determination date), and the spread is [plus]{.underline} [30]{.underline} basis points (one basis point equals 0.01%, the same below). The spread shall remain unchanged during the loan term. For multiple draw downs, the interest rate for each draw down shall be calculated separately. If the LPR for the corresponding term is not published on the business day preceding the interest rate determination date, the LPR published on the immediately preceding business day shall apply, and so forth. After the first interest rate determination date, **regardless of whether the loan has been drawn down**, the loan interest rate shall be adjusted according to the following option [A]{.underline} (A/B):

A. Adjusted every [12]{.underline} (1/3/6/12) months, with interest calculated separately for each period. The interest rate determination date for the second and subsequent periods shall be the corresponding date after the completion of one period from the first interest rate determination date. On such date, the Lender shall adjust the loan interest rate based on the LPR for the aforementioned term published by the National Interbank Funding Center on the preceding business day and the agreed spread. If there is no corresponding date in the adjustment month, the last day of the month shall be deemed the corresponding date.

B. No adjustment shall be made during the entire loan term.

3.2 [Determination of Foreign Currency Loan Interest Rate]

The interest rate for foreign currency loans shall be determined by the following option (1/2/3):

(1) Fixed interest rate: The annual interest rate shall be %, and the rate shall remain unchanged during the term of this Agreement.

(2) Term interest rate: The interest rate for each loan shall be determined by adding a spread to the pricing benchmark, where the pricing benchmark is the [SOFR term rate/SONIA term rate/EURIBOR term rate/TORF term rate, etc.] for the term of [week/month/year] applicable on the [draw down date/effective date of this Agreement] (the first interest rate determination date), and the spread is [plus/minus] basis points (one basis point equals 0.01%). The spread shall remain unchanged during the loan term. For multiple draw downs, the interest rate for each draw down shall be calculated separately. After the first interest rate determination date, **regardless of whether the loan has been drawn down**, the loan interest rate shall be adjusted according to the following option (A/B/C), with interest calculated separately for each period:

A. Adjusted every (1/3/6/12) months. The interest rate determination date for the second and subsequent periods shall be the corresponding date after the completion of one period from the first interest rate determination date. On such date, the loan interest rate shall be adjusted based on the applicable pricing benchmark and spread. If there is no corresponding date in the adjustment month, the last day of the month shall be deemed the corresponding date.

B. The first day of each interest period (i.e., the day following the end of the previous interest period) shall be the interest rate determination date. On such date, the loan interest rate shall be adjusted based on the applicable pricing benchmark and spread.

C. No adjustment shall be made during the entire loan term.

**The interest rate determination date shall be determined in accordance with the rules specified in Article 1.1 of Part II.

3. Overnight floating rate: The loan interest rate shall be determined by adding/minus basis points to the overnight financing rate (SOFR/SONIA/€STR/SARON or TONA, etc.) applicable to the loan currency on each interest calculation date (i.e., the draw down date and each subsequent natural day). The spread shall remain unchanged during the loan term. The Lender shall determine the interest rate for each interest calculation date based on the applicable pricing benchmark and the aforementioned spread. The first interest rate determination date shall be the draw down date for each loan, and subsequent interest rate determination dates shall be each interest calculation date after the first interest rate determination date. **Interest shall be calculated using the (simple interest/simple and compound interest combination) method.

The interest rate determination date shall be determined in accordance with the rules specified in Article 1.1 of Part II.

3.3 Interest under this Agreement shall be calculated on a daily basis from the actual draw down date and settled (monthly/quarterly/semi-annually). Upon loan maturity, any remaining unsettled interest shall be settled together with the principal. For loans denominated in GBP, AUD, CAD, SGD, or HKD, the daily interest rate = annual interest rate/365; for loans denominated in other currencies, the daily interest rate = annual interest rate/360.

3.4 For loans denominated in RMB, the default interest rate under this Agreement shall be the original loan interest rate plus %; for loans denominated in foreign currencies, the default interest rate under this Agreement shall be the original loan interest rate plus basis points (one basis point equals 0.01%). The penalty interest rate for misused loans shall be the original loan interest rate plus %.

3.5 In addition to interest, the Borrower shall pay a commitment fee to the Lender for any undrawn portion of the loan. The commitment fee shall be calculated based on the difference between the loan amount specified in Article 2 and the drawn amount (average daily balance during the fee calculation period) and an annual fee rate of ‰, payable as follows (1/2):

(1) Paid in a lump sum to the Lender on the fee calculation period end date.

(2) Paid in installments to the Lender on the 20th day of each (month/quarter/half-year) (for quarterly/half-yearly payments, the 20th day of the first month of the quarter/half-year) after the effective date of this Agreement until the fee calculation period end date.

For revolving loans, the fee calculation period refers to the revolving loan facility usage period; for non-revolving loans, the fee calculation period refers to the period from the execution date of this Agreement to the draw down date of the last loan specified in Article 4.

For installment payments of the commitment fee, if the Borrower fails to pay the commitment fee on time, the Lender reserves the right to suspend loan disbursements or partially or wholly cancel the undrawn portion of the loan.**

Article 4: draw down(Not applicable to revolving loans)

4.1 The Borrower shall draw down the loan according to actual funding needs, using the following option [1] (1/2/3):

(1) Draw down the entire loan in one lump sum by [30 May 2025];

(2) Draw down the entire loan in one or multiple installments from the effective date of this Agreement until [DD/MM/YYYY];

(3) Draw down the loan in installments according to the following schedule. Any changes to the draw down timing or amount by the Borrower must be approved by the Lender, provided that the Borrower must draw down the entire loan by [DD/MM/YYYY].

draw down Time	draw down Amount

4.2 If the Borrower fails to draw down the loan as agreed, the Lender reserves the right to partially or wholly cancel the undrawn portion of the loan.

Article 5: Repayment

5.1 The Borrower shall repay the loan under this Agreement using the following option (1/2):

(1) Repay the loan in a lump sum upon maturity.

(2) Repay the loan in installments according to the following repayment schedule (additional pages may be attached if necessary). For loans with interest rates determined under Article 3.2(3) (overnight floating rate), the equal principal and interest repayment method shall not apply.

Planned Repayment Time	Planned Repayment Amount

5.2 If the loan under this Agreement falls under any of the following circumstances, the Borrower shall immediately repay the loan upon receipt of the corresponding funds. In such cases, the Borrower shall not be required to pay an early repayment penalty:

5.3 Except as stipulated in Article 5.2, if the Borrower repays the loan early, the Borrower shall pay an early repayment penalty to the Lender, calculated as follows: Early repayment amount × remaining loan term (in months) × ‰. If the remaining loan term is less than one month, it shall be counted as one month.

Article 6: Special Terms for Revolving Loans** (Optional clause. This article (applies/does not apply).

6.1 The loan under this Agreement may be used on a revolving basis. The loan amount and term specified in Article 2 shall constitute the revolving loan facility and its usage period, respectively. The revolving loan facility usage period shall commence from the effective date of this Agreement.

6.2 The interest rate for RMB revolving loans shall be determined by adding a spread to the pricing benchmark, where the pricing benchmark is the LPR for the relevant term published by the National Interbank Funding Center on the business day preceding the draw down date. The LPR term and spread (in basis points) for each loan shall be determined based on its loan term according to the following table:

Loan Term Range	Corresponding LPR Term	Spread (Basis Points)

If the LPR for the corresponding term is not published on the business day preceding the draw down date, the LPR published on the immediately preceding business day shall apply, and so forth.

6.3 For revolving loans, if the Borrower fails to make any draw down for consecutive months from the execution date of this Agreement, the Lender reserves the right to cancel the revolving loan facility.

Article 7: Guarantee

If the loan under this Agreement is secured by a maximum amount guarantee, the corresponding maximum amount guarantee agreements include but are not limited to (1/2/3, multiple selections allowed):

(1) *Maximum Amount Guarantee Agreement* (No.: )

Guarantor:

(2) *Maximum Amount Mortgage Agreement* (No.: )

Mortgagor:

(3) *Maximum Amount Pledge Agreement* (No.: )

Pledgor:

Article 8: Financial Covenants** (Optional clause. This article (applies/does not apply).

During the term of this Agreement, the Borrower shall comply with the following financial covenants: **

Article 9: Dispute Resolution

Disputes under this Agreement shall be resolved by the following option [2]{.underline} (1/2):

1. Submit the dispute to Arbitration Commission for arbitration in accordance with its effective arbitration rules at the time of submission. The arbitration shall take place in (arbitration venue). The arbitral award shall be final and binding on both parties.

2. Resolved through litigation in the court located at the Lender’s jurisdiction.

Article 10: Miscellaneous

10.1 This Agreement is executed in [two] copies, with the Borrower, the Lender, and each holding [one] copy. All copies shall have equal legal effect.

10.2 The following attachments and other attachments confirmed by both parties constitute an integral part of this Agreement and shall have the same legal effect:

Attachment 1: draw down Notice (Template)

Attachment 2: Entrusted Payment Agreement

Attachment 3:

Article 11: Other Matters Agreed by Both Parties

Part II: Specific Terms

Article 1: Interest Rate and Interest

1.1 For foreign currency loans with term interest rates or overnight floating rates, the pricing benchmark applicable on the interest rate determination date (T day; if the interest rate determination date is not a business day, the immediately preceding business day shall be deemed T day) shall be the rate displayed on the Refinitiv or Bloomberg terminal for the pricing benchmark specified herein as of T-N business days. **If the pricing benchmark is negative, it shall be treated as zero.** The business day refers to the local business day of the pricing benchmark administrator for the loan currency. For term interest rates, N = 2; for overnight floating rates, N = 5.

For clarity, the SOFR term rate specified herein refers to the SOFR term rate published by the CME as recognized by the ARRC; the SONIA term rate specified herein refers to the SONIA term rate published by Refinitiv.

If the pricing benchmark undergoes significant changes, the then-effective market rules shall apply. If the Lender requires the Borrower to sign a supplementary agreement regarding such matters, the Borrower shall cooperate.**

1.2 For floating-rate loans under this Agreement, the interest rate adjustment rules after loan default shall remain unchanged.

1.3 For loans with monthly interest settlement, the interest settlement date shall be the 20th of each month; for quarterly interest settlement, the interest settlement date shall be the 20th of the last month of each quarter; for semi-annual interest settlement, the interest settlement date shall be June 20 and December 20 of each year.

1.4 The first interest period shall commence from the actual draw down date to the first interest settlement date; the last interest period shall commence from the day following the end of the previous interest period to the final repayment date; other interest periods shall commence from the day following the end of the previous interest period to the next interest settlement date.

1.5 Loan interest = Loan principal × daily interest rate × actual days of usage.

For loans with interest rates determined under Article 3.2(3) of Part I and calculated using the simple and compound interest combination method, the interest calculation rules are as follows: ** For the portion calculated based on the pricing benchmark, the daily interest for each business day = (Loan principal + accumulated unpaid interest as of the previous natural day) × applicable benchmark daily interest rate; for non-business days, the interest shall be the same as that of the immediately preceding business day, unless the loan principal changes, in which case the interest shall be adjusted accordingly. The portion calculated based on the spread shall be calculated using the simple interest method. Business days herein refer to the local business days of the pricing benchmark administrator for the loan currency.

For loans using the equal principal and interest repayment method, the repayment amount shall be calculated as follows:

Monthly repayment amount = $\frac{\text{Loan principal} \times \text{periodic interest rate} \times (1 + \text{periodic interest rate})^{\text{number of repayment periods}}}{(1 + \text{periodic interest rate})^{\text{number of repayment periods}} - 1}$

1.6 If the People’s Bank of China adjusts the loan interest rate determination method and such adjustment applies to the loan under this Agreement, the relevant regulations of the People’s Bank of China shall apply, and the Lender shall not notify the Borrower separately.

1.7 If the loan interest rate is determined at the execution of this Agreement to be the LPR minus a certain number of basis points, the Lender reserves the right to reassess the interest rate concession granted to the Borrower annually. Based on national policies, the Borrower’s credit status, and changes in loan guarantees, the Lender may decide to partially or wholly cancel the interest rate concession and notify the Borrower accordingly.

1.8 Unless otherwise specified, the loan interest rates herein are annualized rates calculated using the simple interest method.

Article 2: Loan Disbursement and Payment

2.1 The Borrower must satisfy the following conditions precedent for draw down. Otherwise, the Lender shall have no obligation to disburse any funds, unless the Lender agrees to disburse in advance:

(1) For non-credit loans, the Borrower has provided the required guarantees and completed all related guarantee procedures;

(2) No default has occurred under this Agreement or other agreements between the Borrower and the Lender;

(3) The supporting documents for the loan purpose are consistent with the agreed purpose;

(4) Other documents required by the Lender have been submitted.

2.2 The written documents provided by the Borrower for draw down must be originals.** If originals cannot be provided, copies stamped with the Borrower’s official seal may be submitted with the Lender’s consent.

2.3 The Borrower shall submit a draw down notice to the Lender at least 5 banking days in advance. Once submitted, the draw down notice cannot be revoked without the Lender’s written consent. The Borrower shall affix its official seal or financial seal on the loan note in accordance with the reserved seal of the designated disbursement account. **The Borrower hereby confirms that if the reserved seal includes both the official seal and the financial seal, the loan note shall be valid if either or both seals are affixed.**

2.4 If the Lender approves the Borrower’s draw down request, the Lender shall disburse the loan to the designated Borrower account. Such disbursement shall constitute the Lender’s fulfillment of its loan disbursement obligation under this Agreement.

2.5 In accordance with regulatory requirements and the Lender’s internal policies, loans exceeding a certain amount or meeting other conditions shall adopt the Lender’s entrusted payment method, whereby the Lender disburses the loan to the payee specified in the Borrower’s draw down application and payment entrustment. To this end, the Borrower shall sign an entrusted payment agreement with the Lender as an attachment to this Agreement and open or designate a dedicated account with the Lender for entrusted payment purposes.

Article 3: Repayment

3.1 The Borrower shall repay the loan principal, interest, and other payable amounts in full and on time as agreed herein. On the repayment date and one banking day before each interest settlement date, the Borrower shall deposit the payable interest, principal, and other amounts in full into the repayment account opened with the Lender. The Lender reserves the right to deduct the amounts on the repayment date or interest settlement date or require the Borrower to cooperate with the deduction procedures. If the funds in the repayment account are insufficient to cover all payable amounts, the Lender reserves the right to determine the order of repayment.

If the repayment account is lost, frozen, suspended, or canceled, or if the Borrower needs to change the repayment account, the Borrower shall complete the account change procedures with the Lender. Before the change takes effect, if the original repayment account cannot be fully debited, the Borrower shall repay the loan at the Lender’s counter. If the Borrower fails to complete the account change procedures or repay the loan at the counter in time, resulting in failure to repay the loan principal, interest, and other fees in full and on time, the Borrower shall bear the liability for breach of contract.

3.2 If the Borrower requests early repayment of all or part of the loan, the Borrower shall submit a written application to the Lender at least 10 banking days in advance, obtain the Lender’s consent, and pay the early repayment penalty as agreed herein.

3.3 Upon the Lender’s approval of early repayment, the Borrower shall repay the loan principal, interest, and other payable amounts due as of the early repayment date on the same day. **For loans using the simple and compound interest combination method, if the Borrower fails to repay the interest in full upon early repayment, the unpaid interest shall continue to accrue interest in accordance with Article 1.5 of Part II until fully repaid.**

3.4 The Lender reserves the right to recall the loan early based on the Borrower’s fund recovery status.

3.5 If the actual loan term is shortened due to the Borrower’s early repayment or the Lender’s early recall of the loan as agreed herein, the interest rate tier shall remain unchanged, and the original loan interest rate shall continue to apply.

Article 4: Revolving Loans

For revolving loans, during the revolving loan facility usage period, the Borrower’s outstanding loan balance at any time shall not exceed the revolving loan facility, and the revolving loan facility shall decrease gradually in accordance with the repayment schedule (**the repayment amount corresponding to the circumstances specified in Article 5 of Part I shall be the amount deducted from the revolving loan facility at the relevant time**).

**Article 5: Guarantee**

**5.1** Except for credit loans, the Borrower shall provide lawful and valid guarantees acceptable to the Lender for the performance of its obligations under this Agreement. The guarantee agreements shall be executed separately.

**5.2** **If the collateral under this Agreement is damaged, depreciated, involved in ownership disputes, seized, or detained, or if the guarantor breaches the guarantee agreement, or if the financial condition of the guarantor deteriorates or other changes adverse to the Lender’s claims occur, the Borrower shall notify the Lender promptly and provide other guarantees acceptable to the Lender.**

**5.3** **The Lender reserves the right to reassess the value of the collateral and the guarantor’s capacity periodically or as needed. If the assessment indicates a decrease in the collateral value or the guarantor’s capacity, the Borrower shall provide additional guarantees equivalent to the decreased value or capacity or other guarantees acceptable to the Lender.**

**5.4** **If the loan under this Agreement is secured by accounts receivable, the Lender reserves the right to declare the loan due immediately, demand immediate repayment of all or part of the loan principal and interest, or require additional lawful, valid, and sufficient guarantees acceptable to the Lender under any of the following circumstances during the term of this Agreement: **

(1) The bad debt ratio of the accounts receivable obligor to the payer has increased for two consecutive months;

(2) The overdue but unpaid accounts receivable of the accounts receivable obligor to the payer exceed 5% of the total accounts receivable balance to the payer;

(3) The accounts receivable obligor and the payer or a third party have trade disputes (including but not limited to disputes over quality, technology, or services) or debt disputes, which may result in the accounts receivable not being paid on time.

**Article 6: Account Management**

**6.1** The Borrower shall designate a dedicated fund recovery account with the Lender to receive sales proceeds or planned repayment funds. For sales proceeds settled in non-cash methods, the Borrower shall ensure that the funds are transferred to the fund recovery account promptly upon receipt.

**6.2** The Lender reserves the right to supervise the fund recovery account, including but not limited to monitoring the account’s income and expenditure. The Borrower shall cooperate. If required by the Lender, the Borrower shall sign a dedicated account supervision agreement with the Lender.

**Article 7: Representations and Warranties**

**The Borrower represents and warrants to the Lender as follows, and such representations and warranties shall remain valid throughout the term of this Agreement: **

**7.1** The Borrower is legally qualified and has the capacity to execute and perform this Agreement.

**7.2** The execution of this Agreement has obtained all necessary authorizations or approvals. The execution and performance of this Agreement do not violate the Borrower’s articles of association or relevant laws and regulations and do not conflict with other contractual obligations.

**7.3** The Borrower operates in compliance with laws and regulations, maintains good credit status, and has repaid other debts on time without maliciously defaulting on bank loans.

**7.4** The Borrower has a sound organizational structure and financial management system. No significant violations or irregularities have occurred in its operations in the past year, and its current senior management has no major adverse records.

**7.5** All documents and materials provided to the Lender are true, accurate, complete, and valid, without false records, material omissions, or misleading statements.

**7.6** The financial accounting reports provided to the Lender are prepared in accordance with Chinese accounting standards, fairly and completely reflecting the Borrower’s operating and liability status. Since the date of the latest financial accounting report, the Borrower’s financial condition has not undergone any material adverse changes.

**7.7** The Borrower has not concealed any litigation, arbitration, or claims involving it. There are no ongoing litigation, arbitration, administrative proceedings, or claims that may affect the execution, performance, or repayment of obligations under this Agreement.

**7.8** The Borrower has not concealed any occurred or occurring events that may affect its financial condition or repayment capacity.

**Article 8: Borrower’s Undertakings**

**8.1** **Draw down and use the loan strictly in accordance with the agreed term and purpose. The loan shall not be used for shareholder dividends, bonus payments, penalty payments, financial asset investments, fixed asset investments (except for loans below RMB 500,000), equity investments, fictitious fiscal revenue increases, new local government implicit debts, or illegal inflows into the real estate market. The loan shall not be used in any form in securities markets, futures markets, or other fields or purposes prohibited or restricted by national laws, regulations, or regulatory provisions.**

**8.2** Repay the loan principal, interest, and other payable amounts as agreed herein.

**8.3** Accept and actively cooperate with the Lender’s supervision of loan usage, including account analysis, document checks, and on-site investigations. Provide periodic reports on loan usage as required by the Lender.

**8.4** Accept the Lender’s credit inspections. Provide financial statements such as balance sheets and income statements and other documents reflecting the Borrower’s repayment capacity as required by the Lender. Cooperate with the Lender’s investigations and supervision of the Borrower’s operations and financial status.

**8.5** If there are overdue (including declared immediately due) loan principal, interest, or other payable amounts under this Agreement, the Borrower shall not distribute dividends or profits in any form.

**8.6** Obtain the Lender’s prior written consent or make arrangements satisfactory to the Lender for the realization of the Lender’s claims before undertaking any of the following actions: mergers, divisions, capital reductions, equity changes, equity pledges, major asset or debt transfers, external guarantees, major external investments, substantive increases in debt financing, or other actions that may adversely affect the Lender’s rights.

**8.7** Notify the Lender promptly in the event of any of the following:

(1) Changes to the articles of association, business scope, registered capital, or legal representative;

(2) Business suspension, dissolution, liquidation, shutdown for rectification, revocation of business license, or bankruptcy applications (or being applied for bankruptcy);

(3) Involvement or potential involvement in major economic disputes, litigation, arbitration, or seizure, detention, or supervision of assets;

(4) Shareholders, directors, or senior management being involved in major cases or economic disputes.

(5) Other material adverse events affecting the Borrower’s repayment capacity.

**8.8** Disclose related-party relationships and transactions to the Lender in a timely, comprehensive, and accurate manner.

**8.9** Acknowledge receipt of all notices sent by the Lender promptly.

**8.10** Not dispose of its own assets in a manner that reduces its repayment capacity (including but not limited to asset transfers, asset encumbrances, asset trusts, or asset securitization). External guarantees shall not harm the Lender’s rights.

**8.11** For unsecured loans, provide complete, true, and accurate periodic reports on external guarantees to the Lender. Sign an account supervision agreement if required by the Lender.

**8.12** Bear all costs incurred by the Lender in realizing its claims under this Agreement, including but not limited to attorney fees and auction fees.

**8.13** The repayment of obligations under this Agreement shall take precedence over the Borrower’s debts to its shareholders and shall rank at least equally with the Borrower’s similar debts to other creditors.

**8.14** If the Borrower’s repayment funds (including but not limited to funds obtained by the Lender through deductions or collateral disposal) are insufficient to cover all its debts to the Lender under this Agreement or other agreements, the Lender reserves the right to determine the repayment order.

**8.15** Strengthen environmental, social, and governance (ESG) risk management and accept the Lender’s supervision and inspections. Submit ESG reports to the Lender if required.

**Article 9: Lender’s Undertakings**

**9.1** Disburse the loan to the Borrower as agreed herein.

**9.2** Keep the Borrower’s non-public materials and information confidential, unless otherwise required by laws or agreed herein.

**Article 10: Default**

**10.1** Any of the following events shall constitute a default by the Borrower:

(1) Failure to repay the loan principal, interest, or other payable amounts or perform any other obligations under this Agreement, or breach of any representations, warranties, or undertakings herein;

(2) Adverse changes to the guarantees under this Agreement or breach of the guarantee agreement by the guarantor, and the Borrower fails to provide other guarantees acceptable to the Lender;

(3) Default on other debts or breach of other agreements, which has or may affect the performance of obligations under this Agreement;

(4) Deterioration in the Borrower’s profitability, repayment capacity, operational capacity, or cash flow, which has or may affect the performance of obligations under this Agreement;

(5) Material adverse changes in the Borrower’s equity structure, operations, or external investments, which has or may affect the performance of obligations under this Agreement;

(6) Involvement in or potential involvement in major economic disputes, litigation, arbitration, or asset seizures, detentions, or enforcement, or being subject to legal investigations or penalties by judicial or administrative authorities, or media exposure due to violations of national regulations or policies, which has or may affect the performance of obligations under this Agreement;

(7) Abnormal changes, disappearances, or legal investigations or restrictions on key investors or senior management, which has or may affect the performance of obligations under this Agreement;

(8) Use of fictitious contracts with related parties or transactions without actual background to obtain funds or credit from the Lender, or intentional evasion of debts through related-party transactions;

(9) Business suspension, dissolution, liquidation, shutdown for rectification, revocation of business license, or bankruptcy applications (or being applied for bankruptcy);

(10) Violations of food safety, work safety, environmental protection, or other ESG-related laws, regulations, or industry standards resulting in liability incidents or major ESG risks, which has or may affect the performance of obligations under this Agreement;

(11) For unsecured loans, the Borrower’s credit rating, profitability, debt-to-asset ratio, or operating cash flow no longer meets the Lender’s credit loan conditions; or the Borrower provides guarantees to others without the Lender’s written consent, which has or may affect the performance of obligations under this Agreement;

(12) Abnormal use of loan funds or circumvention of entrusted payment;

(13) Other events that may adversely affect the realization of the Lender’s claims under this Agreement.

**10.2** **In the event of a default by the Borrower, the Lender may take one or more of the following measures: **

(1) Demand the Borrower to rectify the default within a specified period;

(2) Adjust the loan payment method;

(3) Reduce the credit line for the Borrower;

(4) Adjust the interest rates of disbursed and/or undisbursed loans;

(5) Suspend loan disbursements or other financing under this Agreement or other agreements between the Lender and the Borrower, and partially or wholly cancel undisbursed loans or other financing;

(6) Declare all or part of the outstanding loans and other financing under this Agreement or other agreements between the Lender and the Borrower immediately due and demand immediate repayment;

(7) Demand the Borrower to compensate for losses caused by the default;

(8) Other measures permitted by laws, agreed herein, or deemed necessary by the Lender.

**10.3** If the Borrower fails to repay the loan upon maturity (including declared immediately due), the Lender may charge penalty interest at the default interest rate specified herein from the overdue date. For unpaid interest (including penalty interest and compound interest), compound interest shall be charged at the default interest rate. The penalty/compound interest settlement rules shall follow the interest settlement rules agreed herein.

**10.4** If the Borrower uses the loan for purposes other than those agreed herein, the Lender may charge penalty interest at the misused loan penalty interest rate specified herein from the date of misuse. For unpaid interest (including penalty interest and compound interest) during the misuse period, compound interest shall be charged at the misused loan penalty interest rate. The penalty/compound interest settlement rules shall follow the interest settlement rules agreed herein.

**10.5** If the Borrower is subject to both Articles 10.3 and 10.4, the higher penalty interest rate shall apply, but not both.

**10.6** If the Borrower fails to repay the loan principal, interest (including penalty interest and compound interest), or other payable amounts on time, the Lender may publish a collection notice through media.

**10.7** If changes occur in the control relationship between the Borrower and its related parties, or if the related parties are subject to any events under Article 10.1 (except (1) and (2)), which has or may affect the performance of the Borrower’s obligations under this Agreement, the Lender may take the measures specified herein.

**Article 11: Automatic Cancellation of Loan Commitment**

**11.1** If the Borrower’s credit status deteriorates, the Lender may automatically cancel all undisbursed loan commitments without prior notice.

**11.2** Any event under Articles 10.1 and 10.7 of Part II shall constitute a deterioration of the Borrower’s credit status.

**Article 12: Deduction**

**12.1** If the Borrower fails to repay the due (including declared immediately due) debts under this Agreement, the Borrower agrees that the Lender may deduct the corresponding amounts from all RMB and foreign currency accounts opened by the Borrower with Industrial and Commercial Bank of China until all debts under this Agreement are fully repaid. If the deducted amounts are insufficient to cover all the Borrower’s debts to the Lender under this Agreement or other agreements, the Lender reserves the right to determine the repayment order.

**12.2** If the deducted amounts are in a different currency from this Agreement, the exchange rate applicable to the Lender on the deduction date shall apply. Interest and other fees incurred between the deduction date and the repayment date (the date when the Lender converts the deducted amounts into the currency of this Agreement and actually repays the debts under this Agreement in accordance with foreign exchange policies), as well as any exchange rate fluctuations during this period, shall be borne by the Borrower.

**Article 13: Assignment of Rights and Obligations**

**13.1** The Lender may assign all or part of its rights under this Agreement to a third party without the Borrower’s consent. Without the Lender’s written consent, the Borrower may not assign any rights or obligations under this Agreement.

**13.2** The Lender or Industrial and Commercial Bank of China Limited (“ICBC”) may authorize or entrust other branches of ICBC to perform its rights and obligations under this Agreement or transfer the loan claims under this Agreement to other branches of ICBC for management. The Borrower acknowledges such arrangements, and the Lender’s actions shall not require further consent from the Borrower. The ICBC branch assuming the Lender’s rights and obligations may exercise all rights under this Agreement and may file lawsuits, initiate arbitration, or apply for enforcement in its own name for disputes under this Agreement.

**Article 14: Effectiveness, Amendment, and Termination**

**14.1** This Agreement shall take effect upon affixation of official seals or contract seals and terminate upon the Borrower’s full performance of its obligations under this Agreement.

**14.2** Any amendments to this Agreement shall be made in writing upon mutual agreement. The amended terms or agreements shall form part of this Agreement and have the same legal effect. Except for the amended parts, the remaining terms of this Agreement shall remain valid, and the original terms shall remain effective before the amendments take effect.

**14.3** Amendments or termination of this Agreement shall not affect the parties’ right to claim damages. The termination of this Agreement shall not affect the validity of the dispute resolution clauses.

**Article 15: Governing Law and Dispute Resolution**

The execution, validity, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China. Any disputes arising from or related to this Agreement shall be resolved through negotiation. If negotiation fails, the disputes shall be resolved as agreed herein.

**Article 16: Confirmation of Service Address for Litigation/Arbitration Documents**

**16.1** The Borrower confirms that the address on the first page of this Agreement shall serve as the service address for litigation/arbitration documents related to disputes under this Agreement. The Borrower agrees that judicial/arbitration authorities may use the fax number, mobile number, or email address on the first page of this Agreement for electronic service of legal documents, including but not limited to case acceptance notices, payment notices, response notices, evidence submission notices, litigation rights and obligations notices, summons, hearing notices, judgments (including rulings and mediation agreements), and enforcement notices.

**16.2** The Borrower agrees that judicial/arbitration authorities may use one or more of the above methods for service. If multiple methods are used, the earliest service date shall prevail. Service shall be deemed effective when the documents reach the service address system. **If the documents are not received, rejected, or returned, the return date shall be deemed the service date.** For electronic service, the date displayed as successfully sent by the court/arbitration authority system shall be the service date.

**16.3** The above service arrangements shall apply to all stages of arbitration, litigation, and other judicial proceedings, including but not limited to first instance, second instance, retrial, enforcement, and supervision procedures.

**16.4** The Borrower shall ensure the accuracy of the address, contact person, fax number, mobile number, and email address provided herein. Any changes shall be notified to the Lender in writing promptly. **If the electronic service address changes during litigation/arbitration, the Borrower shall notify the other party and the court/arbitration authority in writing at least 3 working days in advance. Otherwise, service to the original address (including electronic service) shall remain valid, and the Borrower shall bear the legal consequences.**

**16.5** This clause is a special provision agreed by all parties and shall remain valid independently of other clauses. If any other clause is deemed invalid or revoked by judicial, arbitration, or other authorities, this clause shall remain effective.

**Article 17: Entire Agreement**

Part I (Basic Terms) and Part II (Specific Terms) constitute a complete *Working Capital Loan Agreement*. The same terms in both parts shall have the same meanings. The Borrower’s loan is subject to both parts.

**Article 18: Notices**

**18.1** All notices under this Agreement shall be in writing. Unless otherwise agreed, the addresses specified herein shall serve as the communication addresses. Any changes to the contact details shall be notified to the other party in writing promptly.

**18.2** If a party refuses to accept a notice or cannot be served, the notifying party may serve the notice through notarization or public announcement.

**Article 19: Special Provisions on VAT**

**19.1** The interest and fees payable by the Borrower to the Lender under this Agreement are tax-inclusive.

**19.2** If the Borrower requests the Lender to issue a VAT invoice, the Borrower shall first complete an information registration with the Lender, including the Borrower’s full name, taxpayer identification number or social credit code, address, telephone number, bank account, and opening bank. The Borrower shall ensure the accuracy and completeness of the information provided and submit supporting documents as required by the Lender. Specific requirements will be announced by the Lender through branches or websites.

**19.3** If the Borrower collects the VAT invoice in person, an authorization letter with the company seal must be provided to the Lender, specifying the collector’s name and ID number. The designated collector shall present the original ID for collection. If the collector changes, a new authorization letter must be submitted. If the Borrower chooses to receive the invoice by mail, accurate and deliverable mailing information must be provided. Any changes to the mailing information shall be notified to the Lender in writing promptly.

**19.4** The Lender shall not be liable for delayed invoicing due to force majeure events (e.g., natural disasters, government actions, or social anomalies) or tax authority reasons.

**19.5** The Lender shall not be liable for any economic losses incurred by the Borrower due to lost or damaged VAT invoices after collection or mailing by a third party.

**19.6** In case of sales returns, service suspensions, erroneous invoices, or sales discounts, the Borrower shall return the original invoice or provide valid proof to the Lender for invoice cancellation or reissuance. If a red-letter VAT invoice is required and the Borrower must submit an *Information Form for Issuing Red-Letter VAT Special Invoices* to the tax authority, the Borrower shall submit the form and wait for the tax authority’s approval before the Lender reissues the invoice.

**19.7** If the national tax rate changes during the term of this Agreement, the Lender may adjust the prices herein accordingly.

Article 20: Miscellaneous

20.1 The Lender’s partial or delayed exercise of any rights under this Agreement shall not constitute a waiver or modification of such rights and shall not affect the further exercise of such rights or other rights.

20.2 The invalidity or unenforceability of any clause herein shall not affect the validity or enforceability of other clauses or the entire Agreement.

20.3 Terms such as “related parties,” “related-party relationships,” “related-party transactions,” “major investors,” and “key management personnel” herein shall have the same meanings as in the *Accounting Standards for Business Enterprises No. 36 – Disclosure of Related Parties* (Cai Kuai [2006] No. 3) and its subsequent amendments.

20.4 Environmental, social, and governance (ESG) risks herein refer to potential harms and risks to the environment and society caused by the Borrower and its major contractors, suppliers, or other related parties due to corporate governance defects or mismanagement in construction, production, or operations, including issues related to energy consumption, pollution, land, health, safety, resettlement, ecological protection, and climate change.

20.5 The vouchers and documents retained by the Lender in accordance with its business rules shall constitute valid evidence of the debt relationship between the parties and shall be binding on the Borrower.

20.6 During the term of this Agreement, if any laws, regulations, national policies, or regulatory provisions are promulgated or amended, rendering the Lender unable to continue performing this Agreement or any part thereof, the Lender reserves the right to cancel undisbursed loans and take other measures deemed necessary.**

20.7 In this Agreement: (1) References to this Agreement include its amendments or supplements; (2) Clause headings are for reference only and shall not affect the interpretation or scope of the clauses.

Both parties confirm that they have fully negotiated all clauses of this Agreement. The Lender has specifically reminded the Borrower to pay attention to all clauses regarding rights and obligations and provided explanations as requested. The Borrower has carefully read and fully understood all clauses (including Part I and Part II) and has no objections to the content.

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Lender (Seal): Industrial and Commercial Bank of China Limited

[Xinyu High-Tech Sub-branch]{.underline}

Authorized Representative (Signature/Seal):

Date:

Borrower (Seal):

Date:

I, as the legal representative/authorized representative of the Borrower, hereby confirm that the Borrower has obtained the loan from the Lender as agreed herein, the seal affixed to this Agreement is authentic and valid, and all necessary procedures for the loan have been completed.

Legal Representative/Authorized Representative of the Borrower (Signature/Seal):